EXHIBIT 99.1

United-Guardian Reports First Quarter Results

HAUPPAUGE, N.Y., May 08, 2026 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today the financial results for the first quarter of 2026. First quarter sales increased from $2,481,127 in 2025 to $2,872,222 in 2026, with net income increasing from $560,895 ($0.12 per share) to $818,902 ($0.18 per share).

Donna Vigilante, President of United-Guardian, stated, “I am happy to report that sales and earnings increased in the first quarter of 2026 compared with the first quarter of 2025. Our financial performance was primarily driven by increased sales of both our pharmaceuticals and cosmetic ingredients. Pharmaceutical sales rose by 24% in the first quarter of 2026, driven primarily by increased demand for Renacidin®, our most important pharmaceutical product. Sales of our cosmetic ingredients increased by 21%, with the increase primarily attributable to an increase in purchases by our largest cosmetic ingredient distributor, Ashland Specialty Ingredients (“ASI”). ASI’s purchases increased by 45% in the first quarter of 2026 compared with the first quarter of 2025. The lower purchases by ASI in 2025 were primarily the result of ASI carrying excess inventory, which suppressed its purchase levels. This excess inventory has now been worked off, and they have resumed regular purchase levels.”

“In addition to the increase in sales, our income for the quarter was also supplemented by settlement income we recognized from the contract manufacturer (“CM”) of Renacidin in connection with an unexpected shutdown at the CM’s facility in late 2023, which resulted in lost Renacidin sales.”

“With ASI resuming its regular purchasing pattern, new distribution agreements in place, increased emphasis on expanding our “natural” product lines, and our ongoing project to increase outreach and market penetration for Renacidin, we are optimistic that our sales will continue to increase in 2026.”

United-Guardian is a manufacturer of cosmetic ingredients, pharmaceuticals, medical lubricants, and sexual wellness ingredients.

Contact:	Donna Vigilante (631) 273-0900 dvigilante@u-g.com

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

FINANCIAL RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2026 AND 2025 UNITED-GUARDIAN, INC. STATEMENTS OF INCOME (UNAUDITED)
	Three Months Ended March 31,
	2026	2025

Net sales	$2,872,222	$2,481,127

Costs and expenses:
Cost of sales	1,447,789	1,123,076
Operating expenses	666,963	632,735
Research and development	115,021	114,394
Total costs and expenses	2,229,773	1,870,205
Income from operations	642,449	610,922

Other income:
Investment income	69,814	84,687
Net gain on marketable securities	17,742	12,350
Settlement income	303,133	---
Total other income	390,689	97,037

Income before provision for income taxes	1,033,138	707,959

Provision for income taxes	214,236	147,064
Net income	$818,902	$560,895

Earnings per common share (basic and diluted)	$0.18	$0.12

Weighted average shares (basic and diluted)	4,594,319	4,594,319